Kurv ETF Trust 485BPOS

Exhibit 99.(d)(11)

AMENDED
SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
DATED NOVEMBER 14, 2024,
BETWEEN KURV ETF TRUST AND KURV INVESTMENT MANAGEMENT LLC
(THE “AGREEMENT”)

Fund	Advisory Fee Rate	Effective Date
Kurv Yield Premium Strategy Amazon (AMZN) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Apple (AAPL) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Microsoft (MSFT) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Google (GOOGL) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Tesla (TSLA) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Yield Premium Strategy Netflix (NFLX) ETF	1.15% of the Fund’s average daily net assets	November 15, 2024
Kurv Gold Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv Silver Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv Platinum Enhanced Income ETF	0.99% of the Fund’s average daily net assets	June 10, 2025
Kurv High Income ETF	1.15% of the Fund’s average net assets	October 7, 2025
Kurv Enhanced Short Maturity ETF	0.45% of the Fund’s average net assets	December 15, 2025
Kurv Copper & Mining Enhanced Income ETF	0.99% of the Fund’s average daily net assets	February 9, 2026
Kurv Memory Select ETF	0.65% of the Fund’s average daily net assets	May 12, 2026

The parties hereto agree to the terms of this Amended Schedule A to the Agreement adding additional Funds to the Agreement effective as of May 12, 2026.

KURV ETF TRUST

By:	/s/ Howard Chan
	Name:	Howard Chan
	Title:	President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/ Howard Chan
	Name:	Howard Chan
	Title:	President